UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MIDDLEBURG FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The sole purpose of this revision to the original Definitive Proxy Statement filed March 27, 2015 is to correct a clerical error on page 13 of the proxy statement. The annual cash compensation for Joseph L. Boling for the period May 1, 2014 through April 30, 2015 should read $45,250 and not $16,000. There are no other revisions or amendments to any other parts of the Definitive Proxy Statement previously filed. This revision is being filed prior to the mailing of the Proxy Statement and, therefore, the Proxy Statement will be mailed to shareholders as revised.

MIDDLEBURG FINANCIAL CORPORATION

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Middleburg Financial Corporation (the “Company”) to be held on Wednesday, May 6, 2015, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia.

At the Annual Meeting, you will be asked to elect 12 directors for terms of one year each and to ratify the appointment of Yount, Hyde & Barbour, P.C., to serve as our independent auditors for the year ending December 31, 2015. Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy card promptly using the enclosed postage-paid envelope. The enclosed proxy card, when returned properly executed, will be voted in the manner directed in the proxy statement. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Gary R. Shook
Chief Executive Officer and President

Middleburg, Virginia
April 7, 2015

MIDDLEBURG FINANCIAL CORPORATION
111 West Washington Street
Middleburg, Virginia  20117

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________

The Annual Meeting of Shareholders (the “Annual Meeting”) of Middleburg Financial Corporation (the “Company”) will be held on Wednesday, May 6, 2015, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, for the following purposes:

1.To elect 12 directors to serve for terms of one year each expiring at the 2016 Annual Meeting of Shareholders;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm for the year ending December 31, 2015, and

3.To act upon such other matters as may properly come before the Annual Meeting.

Only holders of shares of Common Stock of record at the close of business on March 20, 2015, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey H. Culver
Senior Executive Vice President,
Chief Operating Officer and Corporate Secretary

April 7, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2015.

The proxy statement and the Company’s 2014 annual report on Form 10-K are available at https://materials.proxyvote.com/596094.

MIDDLEBURG FINANCIAL CORPORATION
111 West Washington Street
Middleburg, Virginia 20117

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, par value $2.50 per share (“Common Stock”), of Middleburg Financial Corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 6, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. If your shares are held by a bank or brokerage firm please follow the instructions delivered with the notice from your bank or broker or contact them for instructions on how to change or revoke your vote. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 7, 2015, to all shareholders entitled to vote at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

On March 20, 2015, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 7,131,643 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the election of directors without instructions from the beneficial owner; therefore, there may be broker nonvotes on Proposals One. A broker may vote on the ratification of the independent public accountants; therefore, no broker nonvotes are expected to exist in connection with Proposal Two. Abstentions and broker nonvotes will not count as votes cast and will have no effect on the outcome of any of the matters at the meeting.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

Twelve directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Board of Directors for election at the Annual Meeting. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the 12 nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If at the time of the Annual Meeting any nominee is unable or unwilling to serve as a director, then votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board of Directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, business experience and other directorships held during the past five years.  It also includes the experiences, qualifications, attributes and skills that caused the nominating committee and the Board of Directors to determine that the individual should serve as a director for the Company, and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Middleburg Bank (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Election for Terms Expiring in 2016

Howard M. Armfield, 72, has been a director since 1984.
Mr. Armfield retired as President of Armfield, Harrison & Thomas, Inc. in 2007.  AHT is an independent insurance broker based in Leesburg, Virginia. Mr. Armfield holds a bachelor of arts degree from Duke University. A significant factor in Mr. Armfield’s contribution to the Board is his knowledge and experience in chairing the audit committee for the Company as he also holds a Certified Public Accountant (CPA) designation.  Mr. Armfield brings extensive experience in executive management, corporate governance and risk management.

Henry F. Atherton, III, 70, has been a director since 2004.
Mr. Atherton owns and operates a cattle and hay farm in Fauquier County, Virginia.  Previously Mr. Atherton served as a member and as Chairman of the Fauquier County Planning Commission and also served as a member and Chairman of the Fauquier County Board of Supervisors. Mr. Atherton has demonstrated his civic mindedness and commitment by serving many community and civic organizations.  He currently serves on the Board of the Land Trust of Virginia.  He is a former trustee of the Virginia Outdoors Foundation, and has served on the Agricultural and Forestall District Advisory Committee, the Agricultural Development Advisory Committee and the Virginia Association of Counties - Agricultural and Environmental Steering Committee. Mr. Atherton holds a bachelor of arts degree from Harvard University and a J.D. degree from Columbus School of Law, Catholic University. Mr. Atherton has also served in the U.S. Army. Overall, Mr. Atherton brings to our Board an understanding of our Company’s business, proven leadership skills and knowledge of the important role of agribusiness and community leadership in our local economy.

Joseph L. Boling, 70, has been a director since 1993.
Mr. Boling has been Chairman of the Board since May 2010.  From 2008 to May 2010, Mr. Boling was Chairman and Chief Executive Officer of the Company and Chairman of the Bank.  From 1997 to 2008, he was the Chairman and Chief Executive Officer of the Company and the Bank.  From 1993 to 1997, he was President and Chief Executive Officer of the Company and the Bank. Mr. Boling brings extensive experience in banking and executive management to our Board. In addition, his activities as a civic and business leader in the markets where we operate provide insight on the factors that impact both our Company and our communities. Mr. Boling is president of the Windy Hill Foundation, is a former member of the Loudoun County Economic Development Commission, Chairman of the James Madison University Foundation, past Chairman of the Virginia Bankers Association, on the Founding Board of the Piedmont Community Foundation, member and past Chairman of the CEO Cabinet in Loudoun County and a Rotarian. Mr. Boling holds a bachelor of arts degree in history from North Carolina Wesleyan and did his graduate work at University of Virginia in finance. Moreover, Mr. Boling’s experience with day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific expertise.

Childs F. Burden, 64, has been a director since 1997.
Since 1978, Mr. Burden has been a partner with Secor Group, an investment firm in Washington, D.C.  In addition, he is committed to volunteer service for historic preservation and serves on many preservation associated boards. Mr. Burden holds a bachelor of arts degree from the University of Virginia and is a Chartered Financial Analyst (CFA). He brings to our Board extensive knowledge of investments and financial services, having many years of experience in such fields.

Alexander G. Green, III, 66, has been a director since 2008.
Mr. Green is the recently retired President and Chief Executive Officer of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia.  Earlier in his career he worked for First and Merchants National Bank as Assistant Vice President of Regional Commercial and Mortgage Lending. Mr. Green has served on other bank boards and multiple insurance agency councils and advisory boards. Mr. Green has also been very active in community groups such as the Leesburg Airport Commission, Loudoun County Planning Commission, Loudoun County Industrial Development Advisory Commission and the Loudoun Advisory Board of George Washington University. Mr. Green holds both his bachelor of science in finance and his master in business administration degrees from Virginia Polytechnic Institute and State University. As the former principal executive officer of a successful company, Mr. Green provides the Board with valuable insight and guidance on the issues of corporate strategy, commercial and mortgage lending, business community growth and risk management.

Gary D. LeClair, 59, has been a director since 2008.
Prior to 2008, Mr. LeClair had served as a Director of the Company from 2001 to 2006.   Mr. LeClair also serves as a Director of Middleburg Investment Group and its subsidiary, Middleburg Trust Company.  Mr. LeClair is Chairman of the law firm of LeClairRyan, a Professional Corporation, resident in its Richmond, Virginia, office.  Mr. LeClair holds a bachelor of business administration degree in accounting from the College of William and Mary and a J.D. Degree from Georgetown University School of Law.  Mr. LeClair’s extensive experience in the various aspects of the law, including dispute resolution, employee relations and contract negotiations, combined with his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy, provide our Board with an invaluable resource as it manages the current environment and looks to its future.

John C. Lee, IV, 57, has been a director since November 2006.
Mr. Lee founded Lee Technologies in 1983.  Schneider Electric, a global specialist in energy management acquired Lee Technologies in 2011.  Mr. Lee maintained a senior leadership position with Schneider Electric until his departure in December 2014.   Mr. Lee serves on various corporate Boards including Canara (Columbia Capital), Primary Integration (Rotunda Capital) and Aegis Mobile.  Mr. Lee also serves on various non-profit Boards including the Wolf Trap Foundation for the Performing Arts, Virginia Polytechnic Institute and State University Board of Visitors, Cal Ripken Sr. Foundation, Loyola University Maryland Board of Trustees, Northern Virginia Technology Council and The Economic Club of Washington, D.C.  Previous Boards served include Randolph Macon College and Virginia Foundation for Independent Colleges (VFIC).  Mr. Lee holds a bachelor of arts in economics and business administration from Randolph-Macon College, and resides with his family in Middleburg, Virginia.  Mr. Lee’s entrepreneurial and professional experience, together with his dedicated and wide-ranging philanthropic involvement as a business leader, provide our Board with valuable insight in matters of corporate strategy and planning.

Mary Leigh McDaniel, 61, has been a director since 2014.
Mary Leigh McDaniel joined the Board of Directors in January 2014.  Ms. McDaniel is a partner in the public accounting firm of Updegrove, Combs & McDaniel, PLC, a full service accounting firm that has been providing tax, accounting and financial consulting services throughout the Northern Virginia area for over 37 years. Ms. McDaniel was appointed by Governor Timothy M. Kaine to serve on the Vint Hill Economic Development Authority, is treasurer of the Fauquier Hospital Advisory Board of Trustees and Foundation Board, and serves on the JV Board with LifePoint Hospitals, has served on the Land Trust of Virginia, and was the recipient of the Business Person of the Year Award from the Fauquier County Chamber of Commerce. Additionally, she is a member of the Warrenton Garden Club.  Ms. McDaniel graduated Magna Cum Laude from James Madison University with a Bachelor of Business Administration in Accounting and Finance, is designated a Certified Public Accountant by the Virginia State Board of Accountancy, and holds the specialty designation of Personal Financial Specialist from the American Institute of CPAs.  She has been designated as a “Super CPA” by Virginia Business Magazine for several years.  Ms. McDaniel, as a highly successful executive with deep experience in accounting who is also very committed to our communities, is a valuable addition to our Board.

Keith W. Meurlin, 65, has been a director since 2005.
Mr. Meurlin retired as Vice President and Airport Manager of Washington Dulles International Airport in 2005 after 28 years of service.  Mr. Meurlin is also a retired Major General in the United States Air Force Reserve and was called back to active duty in 2005.  His final assignment was to establish for the Secretary of Defense the office to manage the care and benefits for wounded warriors from all services.  Mr. Meurlin has been actively involved in our communities by serving on the Board of Directors for both the Reston Chamber of Commerce as well as the Loudoun Chamber of Commerce, past Regional Chairman of the United

Way of the National Capital Area, past Chairman of the Heart Association of Northern Virginia and recently was a member of the Loudoun Economic Development Commission, serving as Chairman of the Transportation and Infrastructure Committee.  He currently is the President of the Washington Airports Task Force, a public/private enterprise supporting the growth of aviation services and economic development for the Washington, D.C. region.  Mr. Meurlin also serves as a Board Member of the Dulles South Alliance, an organization focused on the long term planning and development of the Dulles south region and President of the Dulles Foreign Trade Zone.  Mr. Meurlin holds a bachelor of arts degree in political science from the University of Vermont and a master of science in systems management from The University of Southern California.

Janet A. Neuharth, 59, has been a director since 2006.
Ms. Neuharth is the Founder and President of Paper Chase Farms, Inc., an equestrian company based in Middleburg, Virginia. Ms. Neuharth is an active participant in Paper Chase Farms’ subsidiaries where she serves as Director of Promotions and Marketing for the manufacturing and retail area, and Publisher and Editorial Director of the publishing division.  Ms. Neuharth is the Chair and CEO of The Freedom Forum, a nonpartisan foundation dedicated to the First Amendment, and the former Chair of the National Council at Vanderbilt University School of Law. Ms. Neuharth also serves on the boards of the Library of Virginia Foundation, the Middleburg Community Center and The Middleburg Forum. Ms. Neuharth holds a bachelor of arts degree in Political Science and English from the University of Florida and a J.D. Degree from Vanderbilt University School of Law.  Ms. Neuharth’s leadership skills in consensus-building, risk management and executive management and her legal acumen add an important dimension and provide a valuable resource for our Board.

John M. Rust, 64, has been a director since 2009.
Mr. Rust is Senior Managing Director of Dominick and Dominick, a division of Wunderlich Securities, Inc. Dominick and Dominick is a full service securities firm founded in 1870 and based in New York City. Mr. Rust’s family’s long standing community leadership in Loudoun County provides the Company with valuable insights as to the specific needs of our community. Mr. Rust is a Board member for the Piedmont Community Foundation. In addition, Mr. Rust serves as a Trustee of the Rust Foundation. Mr. Rust holds a bachelor of science degree in finance from Lehigh University. Mr. Rust’s extensive experience in the various aspects of investment management, his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with an invaluable resource as it manages the current economic environment.

Gary R. Shook, 54, has been a director since 2007.
Mr. Shook has served as Chief Executive Officer and President of the Company since May 2010, and as President and Chief Executive Officer of the Bank since August 2008.  From 2007 to 2008, he served as President of the Company and the Bank.  From 2005 to 2007, Mr. Shook served as Executive Vice President, Investment Services and Fauquier Community Executive with the Company.  Mr. Shook serves as a Director and Chairman of the Board of Middleburg Investment Group and is Chairman of the Board of Middleburg Trust Company.  From 1995 to 2005, he was Senior Vice President, Fauquier Bankshares, Inc.  Mr. Shook has served as a Director of the Loudoun County Chamber of Commerce, Vice Chairman of the Fauquier Chamber of Commerce; Chairman of the Bluemont Concert Series; President of the Rotary Club of Warrenton; and Senior Warden and Vestryman of St. James’ Episcopal Church.  He has served as a Director and is currently past Chairman of the Virginia Bankers Association.  He is a member of the Government Relations Administrative Committee of the American Bankers Association.  He is a Trustee and member of the Executive Committee of the Virginia Foundation for Independent Colleges.  He is also a Member of the CEO Cabinet of Loudoun County and a Member of the Loudoun Laurels Committee.  Mr. Shook holds a bachelor of arts degree from the University of Virginia.  Mr. Shook’s experience with Middleburg Financial Corporation and his extensive understanding of the financial services industry provide the Board with an invaluable resource for assessing and managing risks and planning for corporate strategy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Executive Officers Who Are Not Directors

John Mason L. Antrim, 64
Mr. Antrim has served as President and Chief Executive Officer of Middleburg Trust Company, a subsidiary of Middleburg Investment Group, since 2001.  From 1995 to 2001, he served as Vice President, Trust Administration of Middleburg Trust Company. Mr. Antrim holds a bachelor of arts degree in history from the University of Virginia.

Jeffery H. Culver, 46
Mr. Culver was appointed Senior Executive Vice President and Chief Operating Officer of the Company in 2013. From 2008 to 2012, Mr. Culver served as Executive Vice President and Chief Operating Officer of the Company and the Bank. Mr. Culver has also served as Corporate Secretary since November 2008. From May 2007 until December 2008, he served as Senior Vice President, Credit Administration and Strategic Planning.  From 2003 to 2007, Mr. Culver was Senior Vice President, Credit Administration. Mr. Culver holds a bachelor of arts degree from Ursinus College and master of arts degree in economics from American University.

David L. Hartley, 51
Mr. Hartley has served as President and Chief Executive Officer of Middleburg Investment Group since January of 2011 and also serves as Secretary on its Board of Directors. Prior to that Mr. Hartley served as Senior Vice President of Middleburg Trust Company, a subsidiary of Middleburg Investment Group. He has served on the Middleburg Trust Company Investment Committee since its founding in 2001. He is currently a member of the Government Relations Committee of the Virginia Bankers Association. Mr. Hartley holds a Certified Trust and Financial Advisor designation and a bachelor of arts degree from Randolph-Macon College. Mr. Hartley has 24 years of investment experience.

Kathryn L. Kearns, 67
Ms. Kearns joined Middleburg Bank in 2010 as Senior Vice President, Community Executive for Leesburg and Loudoun County. In 2011, she was promoted to regional commercial lending manager for Northern Virginia and in July 2012 was promoted to Chief Credit Officer. Ms. Kearns has 37 years of financial services experience including mortgage operations and mortgage, commercial, SBA, and construction lending. Ms. Kearns attended Hagerstown Junior College and the National Commercial Lending School at the University of Oklahoma.

Mark Andrew McLean, 61
Mr. McLean has served as Executive Vice President of Middleburg Bank, since May, 2012.  In November 2013, he was appointed Chief Lending Officer. From February 2010 to 2012, Mr. McLean served as Senior Vice President of Middleburg Bank.  Mr. McLean holds a bachelor of science degree from the University of Virginia, a mini master of business administration degree from the University of Richmond and has 30 years of commercial banking experience.

Rajesh Mehra, 54
Mr. Mehra joined the Company on November 2, 2009, as Executive Vice President, Chief Financial Officer and Treasurer.  Prior to joining the Company, he was Executive Vice President and Chief Financial Officer for Fidelity Co-Operative Bank in Leominster, Massachusetts. Mr. Mehra has also served as the President of Chelsea Advisory Services, LLC, a consulting firm specializing in banking and capital markets in McLean, Virginia.  From 2005 - 2007 he was Senior Vice President and Chief Financial Officer for Urban Trust Bank in Bethesda, Maryland.  Earlier in his career, he worked at Fannie Mae and PricewaterhouseCoopers in Washington, D.C., and Credit Suisse and JP Morgan in New York. Mr. Mehra earned a bachelors degree in engineering from the Indian Institute of Technology and holds a masters of science and masters of business administration degrees from the University of Massachusetts.

Suzanne K. Withers, 64
Ms. Withers is Executive Vice President, Human Resources and has served the Company since 2004. From 2002 to 2004, she was a human resource independent contractor.  Prior to 2002, she was employed with ALCATEL in Chantilly, Virginia, as Vice President, Human Resources and Freddie Mac in McLean, Virginia as Director, Human Resources. Ms. Withers holds a bachelor of science degree in sociology with a minor in psychology from Iowa State University and a master of education in personnel, guidance and counseling from Clemson University.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of March 20, 2015, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all current directors and executive officers as a group.  Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in his or herself at once or at some future time.

Name	Common Stock that May Be Acquired Within 60 days of March 20, 2015	Shares of Common Stock Beneficially Owned as of March 20, 2015 (1)		Percent of Class (%) (2)
Howard M. Armfield	—	50,345	(3) (4)	*
Henry F. Atherton, III	—	3,000	(4)	*
Joseph L. Boling	—	5,526	(4)	*
Childs F. Burden	—	23,920	(4)	*
Jeffery H. Culver	5,073	42,854	(4)	*
Alexander G. Green, III	—	6,235	(4)	*
David L. Hartley	—	15,862	(4)	*
Gary D. LeClair	—	9,579	(4) (5)	*
John C. Lee, IV	—	36,256	(4)	*
Mary Leigh McDaniel	—	3,165	(4)	*
Mark. A. McLean	—	5,750	(4)	*
Rajesh Mehra	5,000	21,913	(4)	*
Keith W. Meurlin	—	3,239	(4)	*
Janet A. Neuharth	—	3,624	(4) (6)	*
John M. Rust	—	14,324	(4) (7)	*
Gary R. Shook	—	45,356	(8)	*
Current directors and executive officers as a group (19 persons)	18,735	335,509		4.70%
*     Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	Includes shares of MFC common stock that could be acquired through the exercise of stock options within 60 days after March 20, 2015.

(2)	Based on 7,131,643 shares outstanding as of March 20, 2015.

(3)	Includes 23,190 shares held in revocable trusts in which Mr. and Mrs. Armfield are trustees.

(4)
Includes shares of unvested restricted stock with voting and dividend rights as follows:  400 shares to each director; Mr. Culver 29,150 shares; Mr. Hartley 12,000 shares; Mr. McLean 5,500 shares; Mr. Mehra 16,125 shares; and Mr. Shook 36,150 shares.

(5)	Includes 7,879 shares owned jointly with Mr. LeClair’s wife.

(6)	Includes 1,012 shares held in trusts for Ms. Neuharth’s children.

(7)	Includes 12,424 shares held in a trust in which Mr. Rust is trustee.

(8)	Includes 8,000 shares held in a trust in which Mr. Burden is trustee.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 20, 2015, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the outstanding shares of Common Stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)
David L. Sokol (2)	2,109,956	29.59%
P.O. Box 2080
Wilson, WY 83014

DePrince, Race & Zollo, Inc. (3)	469,687	6.59%
250 Park Avenue South, Suite 250
Winter Park, FL 32789

(1)	Based on 7,131,643 shares outstanding as of March 20, 2015.

(2)
According to the most current information available to the Company as of March 20, 2015, David L. Sokol, through certain investment accounts, reported that he has sole voting and dispositive power over 2,109,956 shares of our Common Stock.

(3)
According to a schedule 13G/A filed with the SEC on February 6, 2015, DePrince, Race & Zollo, Inc. reported that it has sole voting power over 463,844 shares and sole dispositive power over 469,687 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock.  Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that, during 2014, all directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a), except as follows: Mr. LeClair- two late reports reporting two transactions; Mr. Mehra-one late report reporting one transaction; Ms. McDaniel - two late reports reporting two transactions; Mr. Meurlin-one late report reporting one transaction; Mr. Shook-two late reports reporting four transactions; Mr. Culver-one late report reporting one transaction; Mr. Hartley-one late report reporting one transaction.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and President and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors
The Board of Directors has determined that the following 10 individuals of its total 12 members are independent as defined by the listing standards of the NASDAQ Stock Market (“NASDAQ”): Ms. McDaniel and Ms. Neuharth and Messrs. Armfield, Atherton, Burden, Green, LeClair, Lee, Meurlin and Rust. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiary Bank conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers.

In addition to the transactions disclosed under “Certain Relationships and Related Transactions,” the Board of Directors considered the following relationship between the Company and certain of its directors to determine whether such director was independent under NASDAQ’s listing standards:

•	The Bank procures human resources advisory services from LeClairRyan, a legal firm in Richmond, Virginia. Gary LeClair is one of the founders and Chairman of this law firm.

Leadership Structure
In 2010, we changed our senior leadership structure as it relates to Board and Company leadership. Joseph L. Boling, who had served as Chief Executive Officer and Chairman of the Board of Directors since 1997, retired from his position as Chief Executive Officer of the Company but remains as Chairman of the Board. The Company appointed Gary R. Shook as Chief Executive Officer in addition to his duties as President and Director of the Company. This change reflected the implementation of our plan of leadership and management succession as well as the retention of key talent at the Board level. Mr. Boling continues to serve as

Board Chairman in recognition of his long service, industry expertise, and intimate knowledge of our Company, our customers, and our shareholders. This separation of Board Chairman and CEO roles is also commonly utilized by other public companies in the United States, and we believe this leadership structure is highly effective for the Company.

In addition to Mr. Boling and Mr. Shook, our Board currently is comprised of 10 independent directors. Our corporate governance guidelines require the election, by the independent directors, of an independent Lead Director to serve during any period when there is no independent Chairman of the Board. Howard M. Armfield is the elected independent Lead Director. The Board has five standing committees-Audit, Compensation, Investment, Nominating, and Governance. Each of the Board committees is comprised solely of independent directors, with each of the committees having a separate chair. Our corporate governance guidelines provide that our non-management directors will meet in executive session no less than once each year and that our independent Lead Director will preside at these sessions. Our independent directors meet periodically outside of regularly scheduled Board meetings. In addition, our independent Lead Director chairs meetings in the absence of our Chairman.

Risk Oversight
Under the Company’s Corporate Governance Guidelines, the Board is charged with providing oversight of the Company’s risk management processes. The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with the Company’s Senior Vice President of Risk Management and other members of the Company’s enterprise risk management team. The Audit Committee meets regularly with the Senior Vice President of Risk Management and other members of management and receives an overview of findings from various risk management initiatives including internal audits, Sarbanes-Oxley and compliance reports. The Audit Committee also receives updates between meetings from the Senior Vice President of Risk Management, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters. The Audit Committee provides minutes of all meetings, including actions taken, to the full Board on a quarterly basis. The Board also receives a report from our Senior Vice President of Risk Management on a quarterly basis.

We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and the communication between the full Board and David Stalnaker, Senior Vice President of Risk Management.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans, employee incentive compensation plans and the risks associated with these plans, see “Compensation Policy and Practices Review” included in this Proxy Statement.

Code of Ethics
The Executive Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to all of the Company’s executive officers including the Chief Executive Officer, Chief Financial Officer and other principal financial and accounting officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. The Code of Ethics is available at www.middleburgbank.com, and requests for a copy of the Company’s Code of Ethics may be sent to ir@middleburgbank.com.

Board and Committee Meeting Attendance
There were 14 meetings of the Board of Directors in 2014. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2014.

Committees of the Board

Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the Company’s Risk Management Officer and the independent auditor engaged for the purpose of preparing and issuing an audit report and performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. In addition, the Audit Committee is primarily responsible for overseeing the Company’s risk management. Requests for a copy of the Company’s Audit Committee Charter may be sent to ir@middleburgbank.com, and it is also available on the Company’s website at www.middleburgbank.com.

Members of the Audit Committee are Ms. Neuharth and Ms. McDaniel and Messrs. Armfield, Atherton and LeClair, all of whom the Board in its business judgment determined are independent as defined by NASDAQ listing standards and SEC regulations. The Board of Directors also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Armfield qualifies as a financial expert as defined by SEC regulations.

The Audit Committee met five times in 2014. For additional information regarding the Audit Committee, refer to “Audit Information - Audit Committee Report” included in this Proxy Statement.

Compensation Committee
The Compensation Committee reviews the CEO’s performance, including the results of CEO performance review questionnaires completed by all individual outside directors, sets CEO compensation, and reviews and sets guidelines for compensation of the other executive officers. In carrying out its responsibilities, the Compensation Committee annually reviews the recommendations made by the Chairman for the compensation of the CEO as well as recommendations made by the CEO for the compensation of other executive officers, and thereby establishes the compensation of the Company’s executive officers. The Compensation Committee may annually approve, with assistance from an independent consultant, the issuance of stock grants and other compensation related matters.

The members of the Compensation Committee are Messrs. Armfield, Burden, Green, Lee and Rust. The Board of Directors in its business judgment has determined that all members are independent as defined by the NASDAQ listing standards and SEC regulations. The Compensation Committee met four times in 2014. For additional information regarding the Compensation Committee, see “Executive Compensation” included in this Proxy Statement. The Board of Directors has adopted a written charter for the Compensation Committee. Requests for a copy of the Company’s Compensation Committee Charter may be sent to ir@middleburgbank.com, and it is also available on the Company’s website at www.middleburgbank.com.

Governance Committee
The Governance Committee consists of Messrs. Armfield, Boling, Burden, Green, Lee and Shook. The Governance Committee is called, as necessary, to consider any matters that arise between regularly scheduled Board of Directors’ meetings that require a quorum of the Board members, but when the Company’s full Board of Directors is unable to meet. The Governance Committee met once in 2014.

Investment Committee
The Investment Committee consists of Messrs. Boling, Burden, Meurlin, Rust and Shook. The Investment Committee meets with management to review the Company’s investment strategy. The Investment Committee met four times in 2014.

Nominating Committee
The Nominating Committee consists of Ms. Neuharth and Messrs. Armfield, Atherton, Green, Lee and Meurlin. The Board of Directors in its business judgment has determined that all members are independent as defined by NASDAQ’s listing standards. This Committee nominates the individuals proposed for election as directors in accordance with the Company’s Articles of Incorporation and Bylaws. The Nominating Committee does not have a charter and met one time in 2014.

In identifying potential nominees, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating Committee considers candidates for Board membership suggested by Board members and by management. The Nominating Committee will also consider candidates suggested informally by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and

•	The prospective nominee’s involvement within the communities the Company serves.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2016 Annual Meeting, the notice must be received within the time frame set forth in “Proposals for 2016 Annual Meeting of Shareholders” included in this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 2.5 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117.

Under the current process for selecting new Board candidates, the Chairman, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating Committee will initiate a search, seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee. A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and at least one member of the Nominating Committee interview prospective candidates. The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Annual Meeting Attendance
The Company encourages members of the Board of Directors to attend the Annual Meeting of Shareholders. Eleven of twelve members of the Board of Directors attended the 2014 annual meeting.

Communications with Directors
Any director may be contacted by writing to c/o Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation
As compensation for his or her service to the Company, each member of the Board of Directors, other than the Board Chairman, receives a fee of $1,000 for each meeting of the Board, $500 for each Audit and Compensation Committee meeting and $400 for other board committee meetings attended. In addition, each member of the Board of Directors receives a stock retainer of 400 shares per year, with a one-year vesting period. The chairman of the Audit Committee receives an annual retainer of $4,000, and the chairman of the Compensation Committees receives an annual retainer of $3,000.

Joseph L. Boling serves as Chairman of the Board of the Company. On April 23, 2013, the Company entered into an agreement with Mr. Boling which set his compensation for the period May 1, 2014 through April 30, 2015. This agreement provided Mr. Boling with annual cash compensation of $45,250 for providing services in certain advisory and representative roles for the Company. In addition, Mr. Boling received a grant of 400 restricted shares of stock. The grant has a one-year vesting period on the same terms as other Directors.

The following table shows the compensation earned by each of the nonemployee directors during 2014:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Howard M. Armfield	$21,800	$7,100	—	$28,900
Henry F. Atherton, III	$24,100	$7,100	—	$31,200
Joseph L. Boling	$45,250	$7,100	—	$52,350
Childs F. Burden	$30,600	$7,100	—	$37,700
Alexander G. Green, III	$15,800	$7,100	—	$22,900
Gary D. LeClair (2)	$19,500	$7,100	—	$26,600
John C. Lee, IV	$14,800	$7,100	—	$21,900
Mary Leigh McDaniel (3)	$15,400	$9,461	—	$24,861
Keith W. Meurlin	$24,200	$7,100	—	$31,300
Janet A. Neuharth	$25,500	$7,100	—	$32,600
John M. Rust	$16,600	$7,100	—	$23,700

(1)
This amount reflects the grant date fair value ($17.75 per share) computed in accordance with FASB ASC topic 718 for 400 shares of restricted stock granted to each member of the Board on May 1, 2014. In addition, Director McDaniel was granted 133 shares on January 27, 2014, which subsequently vested on May 1, 2014 at $17.75 per share. For information on the model and assumptions used to calculate the Company’s share-based compensation expense, see Note 8 to the audited consolidated financial statements in our 2014 Form 10-K.

(2)	Fees earned or paid in cash includes $3,000 paid by Middleburg Trust Company for service on the subsidiary Board of Directors.

(3)	Fees earned or paid in cash includes $900 paid by Middleburg Bank for service on the Bank's regional advisory board.

Compensation Policy and Practices Review
On an annual basis the Company reviews its compensation policies and practices to identify any risks arising from these policies or practices that are “reasonably likely to have a material adverse effect" on the Company.  This review covers executive officers as well as all employees.  While we do not believe such risks are reasonably likely to have a material adverse effect, we believe it is in the best interest of effective communication to our shareholders to explain the process and results of our review.

During 2014, the Compensation Committee conducted a review of its compensation policies and practices, incorporating guidelines on sound compensation principles established by the Federal Reserve and jointly supported by the FDIC and the OCC.  The Committee reviewed an extensive report prepared by the Company’s Risk Management Officer and utilized the assistance of the Company’s independent compensation advisor. We reviewed each plan’s stated objective and purpose, categories of participants, the manner in which accountability is assigned for the administration of each plan, performance measures used and the process for determining and verifying results, and the range of potential payouts.  In addition, our advisor reviewed the competitiveness and mix of compensation elements comprising our total executive compensation package.

As a result of our review, we find that the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with the Company’s management.

Compensation Committee
Childs F. Burden, Chairman
Howard M. Armfield
John C. Lee, IV
Alexander G. Green III
John M. Rust

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member.

Update On Advisory Vote On Executive Compensation
In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  Among the provisions of the Act is the opportunity for our shareholders to vote their approval, on a non-binding basis, of the compensation of our executives that we describe in our Proxy Statement, including the Compensation Discussion & Analysis (“CD&A).

As discussed in this Proxy Statement, our Compensation Committee, comprised of independent directors, is accountable for establishing our compensation philosophy, determining the key elements that comprise the overall compensation program, approving plans, monitoring performance, and determining pay actions including salary adjustments, incentive awards, and equity grants.  The Committee uses the services of an independent compensation consultant that receives direction from and reports directly to the Committee.  The Committee meets throughout the year with its advisor and, periodically, without executive management present.

In 2014, our shareholders voted their approval of the compensation of our executives as described in the Compensation Discussion & Analysis section and accompanying tables in the Proxy Statement for the 2014 Annual Meeting of Shareholders. Of note is that over 97% of all votes cast were for approval. The Compensation Committee appreciates this very strong show of shareholder support for our compensation philosophy, plans and practices and strives to continue its work consistent with this support.

In 2011, our shareholders voted on the frequency with which their advisory vote should be held in the future. Options available to shareholders were to conduct voting annually, every two years, or every three years. Consistent with shareholder voting in 2011, we will follow a three-year cycle. Shareholders will be asked to vote again in 2017.

Although this vote is advisory in nature and not binding on the Compensation Committee, we will review voting results carefully and take shareholder concerns into account when making decisions concerning compensation philosophy, plans, and practices.

Compensation Discussion and Analysis

General

The Compensation Committee (the “Committee”) of the Board of Directors, composed of five independent directors of the Company, is responsible for the development, oversight and implementation of the Company’s compensation program for executive officers, including the executive officers named in the Summary Compensation Table. The Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

The Company’s executive compensation program is designed to provide levels of compensation that are reflective of both the individual’s and the Company’s performance in achieving its goals and objectives. The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short-term and long-term interests of the Company’s executive officers with those of its shareholders.

During 2014, the Committee engaged Matthews, Young - Management Consulting to act as consultant and independent advisor to the Committee. This advisor has provided ongoing assistance to the Committee since the fourth quarter of 2008. The consultant assisted the Committee in reviewing compensation strategy, reviewing and recommending changes to our peer group, selecting and reviewing compensation and performance data for a peer group of comparable, community financial institutions, conducting assessments of compensation policy, plans, and practices to address reporting requirements and Federal Reserve joint guidelines on effective incentive compensation, assisting with long term incentive grant determinations, assisting with risk assessment of compensation, and providing periodic updates on regulatory and reporting requirement changes related to compensation. In the capacity as advisor to the Compensation Committee, the consultant worked directly for the Committee and periodically met with Committee members without the presence of Company management.

In retaining the consultant as the Committee’s advisor, the Committee reviewed the factors described in the Dodd-Frank Act necessary for evaluating the consultant’s independence status. These factors, and the Committee’s review, are as follows:

•	Review of services provided to the Company, determining that all consulting services were provided directly to the Committee or with the Committee’s advance review and approval;

•	Review and determination that the consultant’s total fees for services to the Company were not a material percentage of Matthews, Young’s total consulting revenues;
•Discussion of the policies and procedures employed by Matthews, Young to prevent conflicts of interest;
•Determination that the consultant has no business or personal relationship with any member of the Committee;
•Determination that the consultant owns no common stock in the Company; and

•	Determination that the consultant has no business or personal relationship with any member of executive management.

In carrying out its responsibilities and objectives, the Compensation Committee annually reviews the Chief Executive Officer’s performance and compensation, with input from the Chairman. The Committee also reviews and approves recommendations made by the Chief Executive Officer for the compensation of the CFO, COO and other executive officers and thereby establishes the compensation of these executive officers. The Chairman, Chief Executive Officer, and the members of the Compensation Committee are provided peer group and competitive market compensation data for consideration and review when determining executive compensation levels. Additionally, the Committee may confer independently with its consultant prior to accepting management recommendations.

In 2014, the Compensation Committee established executive base salaries, and determined annual cash bonuses/incentives and long-term incentives in the form of restricted stock.

Additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are included under the caption “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee.”

Objectives of Our Compensation Program
The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote our growth and profitability and advance the interests of our shareholders. Additional objectives of our executive compensation program are the following:

•	Support our business strategy and business plan with clearly communicated expectations for executive officers related to our common goals.

•	Align executive pay with shareholders’ interests.

•	Recognize individual initiative and achievements.

The Compensation Committee will continue to be guided by the following key principles:

•	Balancing Shareholder and Executive Interests
We balance our goal of using compensation as a key tool in attracting and retaining highly skilled and motivated executives with our commitment to using compensation to support our business strategy, align executive pay with shareholder interests, and recognize initiative and performance.

•	Competitiveness and Reasonableness
We target compensation to be competitive with our peer organizations while reflecting the skill set, track record, and performance of our executives.  We evaluate our actual compensation levels to ensure reasonableness (comparable pay for comparable performance, benchmarking against financial institutions of similar size, complexity, and geographic location).

•	Balancing Pay-for-Performance with Safety and Soundness
A significant portion of executive pay is tied to annual and long-term performance of the Company as well as individual job performance.  Annual cash incentives and equity grants are truly at-risk and are only earned through performance.  However, we carefully monitor and assess our incentive plans to ensure that they do not encourage unnecessary risk-taking.  Also, we include objectives related to asset and credit quality to emphasize the importance of operating the Company in a safe and sound manner.

•	Executive Investment in the Company
We link the interests of our key executives to the Company and our shareholders through two vehicles:  employment agreements that spell out the Company’s expectations; and the use of equity compensation that encourages executives to think like shareholders because a material part of their pay depends on creating durable value for our shareholders.

Executive Compensation Philosophy
Our executive compensation philosophy strives to provide the opportunity for our executives to earn compensation that is competitive with market and peer levels and rewarded for results that are supportive of shareholder interests. Our program consists of annual cash compensation (base salaries and annual cash bonus and incentives), and long-term incentives (typically in the form of stock-based awards). We strive to maintain competitive compensation levels reflective of performance and provided in a mix of compensation that effectively balances cash and equity, and balances short and long-term rewards for operating and strategic results. We target executive salaries at the 50th percentile of comparable organizations and set individual salaries to reflect job performance and track record. We establish annual target incentive levels in line with prevailing practice among comparable organizations, with the intent that annual cash compensation for targeted performance is competitive with the 50th percentile of comparable organizations. Job and operating performance that falls short of targets is designed to earn conservative cash compensation; and similarly, job and operating performance that exceeds targets is designed to pay above the market average. We manage the long-term incentive element of executive compensation so as to provide competitive equity awards. When making equity grants, we evaluate our run rate (total grants as a percent of common shares outstanding) in light of peer and competitive market practices so that the dilutive impact on our shareholders is in line with prevailing market practice.

We expect a reasonable and competitive portion of an executive officer’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year that support the Company’s long term success and creation of shareholder value. Performance measures also include the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable. In coordination with our annual cash incentive plan, we believe that the value of long-term incentive compensation should be tied directly to future service, long-term corporate performance and an increase in shareholder value.

We differentiate compensation among executive officers based on the philosophy that total compensation should increase with an executive officer’s position and responsibility and that a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase. Thus, executive officers with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation should increase where our executive officers have the greatest influence on our strategic performance over time.

We currently have no executive stock ownership guidelines, but do monitor the overall level of executive stock ownership as well as the level of outstanding and unvested or unearned stock grants. In addition, we maintain an incentive claw back policy which requires that senior executive officers repay incentive payments and awards, whether in cash or stock, if based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Basis for Executive Pay Levels
The Compensation Committee generally meets at least quarterly to review our executive compensation program and its elements. At meetings, it also reviews peer group data provided by our executive compensation consultant.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, including benefits, as well as the mix of salary, cash bonuses and incentives, and equity incentives, using a number of factors including the following:

•	Our financial and operating performance, measured by attainment of specific strategic objectives and operating results.

•
The Chief Executive Officer’s review of the duties, responsibilities and performance of each executive officer. These include the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable.

•	Historical cash and equity compensation levels.

•	Comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultant. The peer group used for comparison purposes focuses principally on public companies in the banking industry in surrounding states that are similar to us in size and complexity, considering multiple factors including size of balance sheet, workforce, and branch network, business structure, market areas served, and market capitalization.

In 2014, the Compensation Committee worked with its independent consultant to review the existing peer group against which to compare the Company. The criteria used in selecting and evaluating the suitability of peer organizations focused on SEC reporting community banking institutions of comparable size and located in Virginia and surrounding states. During 2014, Virginia Commerce Bancorp was removed due to being acquired by another institution. Three new peers were added for 2014, Park Sterling Corp, WashingtonFirst Bancshares, and Community Bankers Trust. The independent consultant compiled compensation data from proxy statements of the peer group and from market survey data contained in published surveys. The Compensation Committee used both sources of information when considering 2014 levels of base salary and total compensation for executive officers.

Members of our peer group include:

Access National Corp - Reston, VA	Monarch Financial Holdings - Chesapeake, VA
American National Bankshares, - Danville, VA	NewBridge Bancorp - Lexington, NC
BNC Bancorp - High Point, NC	Old Point Financial Corp - Hampton, VA
C&F Financial Corp - West Point, VA	Park Sterling Corp - Charlotte, NC
Cardinal Financial Corp - McLean, VA	Peoples Bancorp of North Carolina - Newton, NC
Community Bankers Trust - Richmond, VA	Porter Bancorp - Louisville, KY
Eagle Bancorp - Bethesda, MD	SY Bancorp - Louisville, KY
Eagle Financial Services - Berryville, VA	Shore Bancshares - Easton, MD
Eastern Virginia Bankshares - Tappahannock, VA	Tri-County Financial Corp - Waldorf, MD
Fauquier Bankshares - Warrenton, VA	Valley Financial Corp - Roanoke, VA
First South Bancorp - Washington, NC	WashingtonFirst Bancshares - Washington, DC

Components of Executive Compensation
The elements of the 2014 executive compensation program included base annual salary, short-term incentive compensation under our Management Incentive Plan, and long-term incentives using stock-based awards under our 2006 Equity Compensation Plan.

We provide certain retirement benefits through supplemental executive retirement plans, our 401(k) savings plan, and our Money Purchase Pension Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2014 can be found in the "Summary Compensation Table" and other tables and narrative disclosures following this discussion.

Base Salary
Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee establishes annual salary ranges for each executive officer. In establishing these ranges, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense. The Compensation Committee also reviews peer group data, prepared by an independent consulting firm, of commercial banks that are similarly situated to us in terms of size, economic conditions and other factors. Based upon the review of the peer group data provided and the Committee’s assessment of the CEO’s performance and track record, including a review of CEO performance review questionnaires prepared by each outside director, the Committee determines an appropriate salary level for the CEO. Based upon the review of peer group salary data and his performance assessments, the CEO of the Company recommends base salaries for the COO, the CFO, the President of Middleburg Investment Group and the Chief Lending Officer, and reports salary changes for other executives to the Compensation Committee for review.

In reviewing the CEO’s compensation recommendations for 2014, the Compensation Committee considered our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer with respect to individual executive’s performance. The CEO recommended to the Compensation Committee increases in base salaries of other executives after considering each individual’s performance and the peer group salary and compensation data. No particular weight was given to any particular aspects of the performance of the executive officers.

Mr. Shook, Mr. Culver, Mr. Mehra and Mr. Hartley are compensated pursuant to employment agreements, which are described under “Annual Compensation of Executive Officers” below. Mr. Shook, Mr. Culver, Mr. Mehra and Mr. Hartley are eligible for base salary increases, bonuses and incentives as the Compensation Committee may determine.

In making a salary determination for the CEO for 2014, the Compensation Committee evaluated the performance of the CEO based on our financial performance, achievements in implementing the Bank’s long-term strategy, and the independent review of the performance of the CEO by the members of the Board of Directors. As with executive officers, the Compensation Committee also considered a salary range evaluation of an independent consulting firm. In 2014, the Compensation Committee adjusted the base salaries of the named executive officers to a level targeted to be competitive with the 50th percentile of our peer group.

The annual base salaries for our named executive officers for 2014 and the percentage change from 2013 are as follows:

Name and Position	2014 Annual Salary	Percent Change from 2013
Gary R. Shook, President and Chief Executive Officer	$378,383	2.51%
Jeffrey H. Culver, SEVP, Chief Operating Officer	$265,417	5.32%
Rajesh Mehra, EVP, Chief Financial Officer	$219,333	1.08%
David L. Hartley, EVP, President, Middleburg Investment Group	$210,417	3.15%
Mark A. McLean, EVP, Chief Lending Officer	$191,337	5.27%

Annual Incentives
In 2014, the Compensation Committee approved performance metrics under our Management Incentive Plan (MIP), which sets the target level of executive cash incentives as a percentage of base salary, as further described below, at December 31, 2014. Each of the named executive officers participates in the Management Incentive Plan.

Executive officers currently have the opportunity to earn an annual incentive award up to a predetermined percentage of total compensation based on achievement of the Company's operating or consolidated performance goals. In addition to promoting the achievement of corporate performance goals, the incentive awards are designed to align the interests of executive management into a common objective.

In 2014, the Management Incentive Plan was designed to provide incentives that would be reasonable in relation to the payment of base salaries and overall compensation to executive officers, to be competitive with market and peer group incentive practices, and to provide executive officers the opportunity to earn above-target incentives for above-target performance. Consistent with the design goals of our Management Incentive Plan, the Compensation Committee determined that 2014 incentive opportunities for the named executive officers should be targeted at approximately 30% of base salary for the President and CEO and Chief Operations Officer and 25% of base salary for other proxy executives. The incentive payout scale, depending on actual results versus target, is shown in the following table extracted from our 2014 Management Incentive Plan.

Award Leverage Schedule:  President and CEO and Chief Operations Officer

Percent of all Corporate Measures of Performance	Percent of Base Salary
120%	40% of base
100% - 119%	30% - 39.9%
90% - 99%	20% - 29.9%
<90%	—
Award Leverage Schedule:  Other Proxy Executives

Percent of all Corporate Measures of Performance	Percent of Base Salary
120%	35% of base
100% - 119%	25% - 34.9%
90% - 99%	20% - 24.9%
<90%	—
Note:  Awards are interpolated between performance levels shown above.

As shown above, awards are increased when performance exceeds performance targets, and awards are decreased when performance falls below performance targets. Results that fall below a pre-set threshold result in no incentives being awarded. Ultimately, all incentive awards under the 2014 Management Incentive Plan are at the discretion of the Compensation Committee. Based on discussion with executive management, the Compensation Committee approved the plan performance objectives and the award formula or matrix by which all awards under the 2014 Management Incentive Plan were calculated. Performance measures were selected based on our most important priorities for 2014. The Committee approved a weight for each performance measure to indicate its relative importance and the percent of overall incentives that could be earned for that particular performance measure. The following table identifies the performance measures used and their assigned weights.

Award Percentages and Performance Measure Weightings

Participant	Net Income		ROAA		ROAE		Efficiency Ratio	Net Interest Margin		Individual Goals
CEO & President	20%	+	20%	+	20%	+	20%	20%	+	—
SEVP, COO	20%	+	20%	+	20%	+	20%	10%	+	10%
EVP, CFO	20%	+	20%	+	20%	+	20%	10%	+	10%
President, MIG	20%	+	20%	+	20%	+	20%	10%	+	10%
EVP, Chief Lending Officer	20%	+	20%	+	20%	+	20%	10%	+	10%

As shown above, the financial and operating targets approved by the Compensation Committee for the 2014 Management Incentive Plan were net income, return on average equity (ROAE), return on average assets (ROAA), efficiency ratio (ER), net interest margin and individual operating goals for each executive. An additional objective related to asset quality was also included for all participants. For 2014, we defined asset quality as nonperforming assets as a percent of total assets, where nonperforming assets equals the sum of Other Real Estate Owned (OREO), nonaccruals and loans in excess of 90 days past due and still accruing. This asset quality performance measure can increase, keep intact or decrease the total amount of the incentive award achieved. More specifically, the asset quality performance measure is structured such that incentive earnings from other objectives are reduced if nonperforming assets are greater than the pre-set level or range. Because increases to loan loss reserves also reduce earnings on Net Income, ROAA and ROAE objectives, asset quality has the potential to further reduce incentives through these metrics as well, and thus reinforce its importance to the Company. The Asset Quality performance range was as follows:

Nonperforming Assets %	Impact on Incentives
> 2.5%	(15)%
.5 to 2.5%	—
< .5%	15%

For 2014, the Committee approved the following target performance levels: Net Income of $7.2 million, Efficiency Ratio of 70.61%, ROAA of 0.63%, ROAE of 6.7% and net interest margin of 3.84%.

For 2014, the Company’s actual results were as follows: Net Income of $7.6 million, Efficiency Ratio of 75.10%, ROAA of 0.62%, ROAE of 6.40% and net interest margin of 3.40%. Actual results for all five objectives averaged approximately 98% of target. Actual nonperforming assets as a percent of total assets were 1.59%. As a result, no amounts were subtracted from the total incentives earned.

Based on the Committee’s review of these results, the Committee authorized an incentive award to Mr. Shook of 27.8% of salary. Incentive awards to Messrs. Culver, Mehra, Hartley, and McLean averaged 25.7% of their respective salaries.

The Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the Management Incentive Plan. The Compensation Committee considers but is not bound by the recommendations of the Chief Executive Officer with respect to the payment or amounts of bonuses to executive officers. For 2014, the Compensation Committee awarded one executive officer a bonus outside of those earned under the Management Incentive Plan.

Long-Term Equity Incentives
In determining the amount of stock awards, the Compensation Committee considered our compensation philosophy, the equity compensation practices of our peer group, and the availability of shares in our equity plan reserve. Based on these considerations, the Compensation Committee determined that the 2014 stock awards to executive officers would be in the form of restricted stock. These awards require that recipients meet a combination of performance and service requirements in order for shares to vest.

In order to vest 100% of the shares granted, the Company must achieve an average multi-year Return on Average Assets (ROAA) that ranks in the top 50% of our peer group for specific multi-year periods beginning January 1, 2014 and ending December 31, 2018. In addition, recipients must remain employed by the Company through the end of the full five-year period.

A portion of the granted shares may be vested prior to the end of the five-year period, but no shares may be vested prior to December 31, 2016. If the ROAA performance requirement and service requirement are both met for any of the following periods, a portion of granted shares may be vested at the end of a period as follows:

•	2014 - 2016: 33.3%

•	2015 - 2017: 33.3%
•2014 - 2017: 66.7% minus any shares already vested

•	2016 - 2018: 33.35%
•2014 - 2018: 100% minus any shares already vested

At the end of the five-year period, one-half of any shares that did not vest for meeting the performance requirements are forfeited. Remaining shares may be vested provided that a grant recipient fulfilled the requirement to be employed by the Company for the entire five-year period.

The following awards were made to the named executive officers:

•	Mr. Shook 8,900 shares

•	Mr. Culver 7,400 shares

•	Mr. Mehra 3,500 shares

•	Mr. Hartley 3,500 shares

•	Mr. McLean 1,750 shares

These shares are the maximum number of shares that a recipient may earn, and require achieving both the five-year performance and service requirements described above.

Timing of Long-Term Incentive Awards
Our normal practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year, usually during the first quarter. On May 7, 2014, the Company granted restricted stock awards to twenty-five executives and officers of the Company.

We are aware that the release of some information, including information related to our financial results, may have an impact on the market price of our common stock. However, our granting of performance and service-vested restricted stock is not directly impacted by our stock price on the grant date. Rather, the incentive value to executives and officers that receive grants is determined by the number of shares they ultimately earn and the price of the stock when such shares vest and are transferred. Furthermore, we believe that a consistent application of our stock awarding practices from year to year is vital and that the restricted stock awarded by the Compensation Committee represents an effective incentive for management to create long-term shareholder value.

Retirement, Deferred Compensation, Pension Plans and Life Insurance
We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. Previously, the Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of our executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than that targeted for all other employees. Consequently, as a matter of “pension equity”, the Company has adopted several non-qualified deferred compensation plans. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above. These plans are described below.

Money Purchase Pension Plan (MPPP)
The Middleburg Financial Corporation Defined Benefit Pension Plan was replaced by a Money Purchase Pension Plan put into effect on January 1, 2010. Employees who have attained age 21 and completed one year of service are eligible to participate in the plan as of the first day of the month following the completion of such eligibility provisions. Employees earn a year of service if they complete 1,000 hours of service in a plan year. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan counts toward a participant’s initial eligibility to participate in the Plan.

Each year, a participant receives an allocation of an employer contribution equal to 6.75% of total compensation (up to the statutory maximum) plus an additional contribution of 2.75% of compensation in excess of the Social Security taxable wage base (up to the statutory maximum). To receive an allocation, the participant must complete 1,000 hours of service in the plan year and be employed on the last day of the plan year, or die, retire, or become disabled during the plan year.

A participant becomes vested in their employer contributions according to a schedule which allows for graduated vesting and full vesting after five years of service. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan count toward a participant’s vested percentage.

Assets are held in a pooled investment account and managed by Middleburg Trust Company. Distributions are made upon termination of employment, death or disability. The automatic form of benefit is a joint and 50% survivor annuity for married participants and single life annuity for single participants. Participants may elect, with spousal consent, payment in a lump sum. Annuity payments will be provided through an annuity contract purchased from a life insurance company.

The Plan is administered by the Benefits Committee. The Plan may be amended from time to time by the Board or its delegate. The Plan may be terminated by the Board at any time for any reason.

401(k) Savings Plan
The Company has a 401(k) Savings Plan available to all eligible employees. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Company equal to 50% of the first 6% of salary reduction contributions made by the employee. The 401(k) savings plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

Supplemental Executive Retirement Plans
The Company has a Supplemental Executive Retirement Plan (“SERP”), in which Mr. Shook, Mr. Culver, Mr. Mehra and Mr. Hartley participate. The SERP is a defined contribution plan. Each year, we credit to their individual accounts an amount equal to a specified percentage of each participant’s annual base compensation, including any pre-tax deferrals of base compensation. The specified percentage for each participant varies depending on individual circumstances (e.g., age, years of service until retirement). Benefits will ultimately be a function of amounts credited to the account.

The SERP is unfunded for tax purposes; the participants are general unsecured creditors of the Bank in the amount of their promised benefits or balances.

Split Dollar Life Insurance Plans
Mr. Shook, Mr. Culver, Mr. Mehra and Mr. Hartley participate in a Split Dollar Life Insurance Plan. In the event Mr. Shook, Mr. Mehra, Mr. Culver, or Mr. Hartley was to die while employed by the Company, each executive’s named beneficiary would receive a death benefit of three times annual compensation. Death benefit obligations under the Plan are supported by life insurance policies insuring the participants and owned by the Company. No benefit is paid under the Plan for a death that occurs after termination of service from the Company.

The Split Dollar Life Insurance Plans were adopted to assist both the Company and the beneficiaries of the executives with any known and unknown financial obligations in the event of the executive’s death during employment with the Company.

Severance Payments
We have severance arrangements with Mr. Shook, Chief Executive Officer and President, Mr. Culver, Chief Operating Officer, Mr. Mehra, Chief Financial Officer, and Mr. Hartley, President, Middleburg Investment Group, as stated in their employment agreements.

The Compensation Committee believes the components, the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, the Company and its shareholders. For more information see “Payment upon Termination or Change in Control”.

Annual Compensation of Executive Officers
In the following tables and discussion, we summarize the compensation earned during 2014 by persons serving as Chief Executive Officer, Chief Financial Officer and our three next most highly compensated executive officers with over $100,000 in total compensation for services rendered in all capacities during 2014, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Other Compensation (2)	Total
		($)	($)	($)	($)	($)
Gary R. Shook President & Chief Executive Officer	2014 2013 2012	378,383 369,119 360,500	107,030 20,029 66,656	156,907 100,980 168,600	146,982 152,643 136,633	789,302 642,771 732,389
Jeffrey H. Culver SEVP, Chief Operating Officer	2014 2013 2012	265,417 252,000 235,000	79,750 19,167 45,026	130,462 79,943 134,880	45,749 45,854 41,865	521,378 396,964 456,771
Rajesh Mehra EVP, Chief Financial Officer	2014 2013 2012	219,333 217,000 210,000	53,482 14,457 38,535	61,705 46,283 84,300	59,905 59,197 57,641	394,425 336,937 390,476
David L. Hartley President, Middleburg Investment Group	2014 2013 2012	210,417 204,000 198,000	54,395 14,554 36,333	61,705 29,453 50,580	58,429 55,767 52,815	384,946 303,774 337,728
Mark A. McLean EVP, Chief Lending Officer	2014 2013 2012	191,337 181,761 175,134	47,385 10,189 13,626	30,853 16,830 33,720	24,005 21,793 20,090	293,580 230,573 242,570

(1)
These amounts reflect the grant date fair values computed in accordance with FASB ASC topic 718 for equity awards granted in 2014, 2013 and 2012.  For information on the model and assumptions used to calculate the compensation cost, see Note 8 to the audited consolidated financial statements in our 2014 Form 10-K.  See the Grants of Plan-Based Awards Table for the grant date fair value of each stock grant awarded in 2014.  During 2014, 14,250 shares awarded under the 2006 Equity Compensation Plan were forfeited.

(2)	Additional information regarding other compensation is provided in the “Components of Other Compensation” table below.

Components of Other Compensation

Name	Year	Other (1)	Company Contribution to 401(k) Plan (2)	Company Contribution to SERP (3)	Director Fees (4)	Split Dollar Insurance (5)	Company Contribution to MPPP (6)	Total
Gary R. Shook	2014	$3,252	$8,269	$83,623	$28,100	$2,255	$21,483	$146,982
Jeffrey C. Culver	2014	$3,836	$8,653	$11,015	—	$762	$21,483	$45,749
Rajesh Mehra	2014	$9,600	$4,404	$23,249	—	$1,169	$21,483	$59,905
David L. Hartley	2014	$9,600	$3,430	$19,569	$3,500	$847	$21,483	$58,429
Mark A. McLean	2014	$744	$6,068	—	—	$530	$16,663	$24,005

(1)	Amounts disclosed in this column represent estimated cost of personal use of a Company-provided automobile or automobile allowance, the cost of membership fees and other miscellaneous benefits.

(2)	Amounts disclosed in this column represent payments by the Company to the executive officer’s account in the Company’s 401(k) plan. The Company made matching contributions during the year.

(3)	Amounts disclosed in this column represent credits to the executive’s accounts under the SERP of an amount equal the participant’s compensation times a Benefit Percentage.

(4)
Amounts disclosed in this column represent director fees paid to Mr. Shook and Mr. Hartley for attendance at meetings of the Boards of Directors of the Company, Middleburg Trust Company and Middleburg Investment Group.

(5)
Amounts disclosed represent the imputed income to the executive resulting from the split dollar insurance plans.  The imputed income is equal to the plan benefit times the insurance carrier rate for the executive times the number of months covered during the year.

(6)	Amounts disclosed in this column represent contributions to the Company’s Money Purchase Pension Plan (“MPPP”).

Supplemental Discussion of Compensation
Total direct compensation - base salary, annual cash incentives and long-term equity incentives - made up 80%-90% of total 2014 remuneration for the above-named executive officers as reported in the Summary Compensation Table.

On April 28, 2010, the Company and Mr. Shook entered into an employment agreement effective May 1, 2010. The term of Mr. Shook’s agreement was automatically extended on April 30, 2012, and will automatically extend for one additional year on each April 30 thereafter unless notice of non-renewal is provided or employment otherwise terminates according to the agreement’s provisions. Mr. Shook’s agreement provides a base salary along with eligibility to receive salary increases and incentive, bonus, or other compensation and reimbursement for certain country club membership dues as directed by the Compensation Committee of the Board of Directors. Mr. Shook’s employment may be terminated by the Company with or without cause. Information on severance payments is provided in the section entitled “Payments upon Termination or Change in Control”. Mr. Shook’s contract contains restrictive covenants that apply during employment and for a period following termination. For a 12-month period following termination, he is precluded from holding a key officer position in nearby financial institutions. For a 24-month period following termination, he is also precluded from soliciting our employees or soliciting or providing competitive services to our customers as well as owning, in the aggregate, greater than 1% of the outstanding shares of a competitor public company.

We entered into an initial two-year employment agreement with Raj Mehra as the Company’s Executive Vice President and Chief Financial Officer on May 1, 2010 and continuing until April 30, 2012, unless terminated earlier. Beginning April 30, 2012 and each April 30 thereafter, the contract term automatically extends for an additional year, unless notice of non-renewal is provided or employment otherwise terminates. Mr. Mehra is eligible to receive base salary increases and incentive, bonus compensation or other compensation, and to participate in the Company’s benefit plans and programs for which he is or will be eligible. His employment may be terminated by the Company with or without cause. Information on severance payments is provided in the section entitled “Payments Upon Termination or Change in Control”. Mr. Mehra’s contract contains restrictive covenants that apply during employment and for a period following termination. For a 12-month period following termination, he is precluded from holding a key officer position in nearby financial institutions. For a 24-month period following termination, he is also precluded from soliciting our employees or soliciting or providing competitive services to our customers.

We entered into an employment agreement on May 1, 2010, with Jeffrey H. Culver, as Executive Vice President and Chief Operating Officer, with an initial term until April 30, 2012, unless terminated earlier. Beginning April 30, 2012, and each April 30 thereafter, the contract term automatically extends for an additional year, unless notice of non-renewal is provided or employment services terminate. The agreement sets an initial salary of $193,000 and provides an automobile and reimbursement of related expenses. All other elements of Mr. Culver’s agreement mirror those of Mr. Mehra’s agreement as described above.

We entered into an employment agreement with David L. Hartley, as President of Middleburg Investment Group on January 1, 2011, with an initial term ending December 31, 2011. The term of Mr. Hartley’s agreement was automatically extended on December 31, 2011. Each December 31 thereafter, the contract term automatically extends for an additional year, unless notice of non-renewal is provided or employment services terminate. The agreement sets an initial salary of $185,000 with an initial bonus of $15,000 which was paid on December 31, 2010, and provides an automobile allowance and reimbursement of reasonable expenses. All other elements of Mr. Hartley’s agreement mirror those of Mr. Mehra’s and Mr. Culver’s agreements as described above.

The following table contains information concerning estimated future payouts under our non-equity incentive plan and stock awards granted to our named executive officers during 2014.

Grants of Plan-Based Awards for Fiscal Year 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards:
Name	Grant Date	Threshold (2)	Target (3)	Maximum (4)	Number of Shares of Stock or Units (5) (#)	Grant Date Fair Value of Stock and Option Awards (6)
Gary R. Shook	5/1/2014	—	—	—	8,900	$156,907
	N/A	$75,677	$113,515	$151,353	—	—
Jeffrey H. Culver	5/1/2014	—	—	—	7,400	$130,462
	N/A	$53,083	$79,625	$106,167	—	—
Rajesh Mehra	5/1/2014	—	—	—	3,500	$61,705
	N/A	$43,867	$54,833	$76,767	—	—
David L. Hartley	5/1/2014	—	—	—	3,500	$61,705
	N/A	$42,083	$52,604	$73,646	—	—
Mark A. McLean	5/1/2014	—	—	—	1,750	$30,853
	N/A	$38,267	$47,834	$66,968	—	—

(1)	All estimated future payouts were set under the 2014 Management Incentive Plan.

(2)	The “threshold” amount represented 20% of the individual’s base salary for 2014.

(3)	The “target” amount represented 30% of base salary for Mr. Shook and Mr. Culver and 25% of base salary for Mr. Mehra, Mr. Hartley and Mr. McLean for 2014.

(4)	The “maximum” amount represented 40% of base salary for Mr. Shook and Mr. Culver and 35% of base salary for Mr. Mehra, Mr. Hartley and Mr. McLean for 2014.

(5)
The restricted stock award is a time vested award over five years but contains performance-based vesting acceleration provisions.  Additional information on this award and its vesting provisions is provided under the “Components of Executive Compensation” section of this Proxy document.

(6)
The amounts in this column reflect the fair market value of restricted stock awards and option awards on the date of grant determined in accordance with  generally accepted accounting principles.  We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant.  We determined the fair market value of option awards based on the Black-Sholes-Merton option pricing model

Stock Options and Stock Awards
The following table provides information concerning unexercised options and unvested restricted stock unit awards held by the named executive officers of the Company as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

		Option Awards (1)			Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price	Option Expiration Date	All Other Stock Awards: Number of Shares that have not Vested		All Other Stock Awards: Market Value of Shares that have not Vested (6)
Gary R. Shook	5/1/2011	—	—	—	11,250	(3)	$202,613
	5/2/2012	—	—	—	10,000	(4)	$180,100
	5/1/2013	—	—	—	6,000	(5)	$108,060
	5/7/2014				8,900	(7)	$160,289

Jeffrey H. Culver	3/16/2009	5,073	$14.00	3/15/2019	—		—
	5/1/2011	—	—	—	9,000	(3)	$162,090
	5/2/2012	—	—	—	8,000	(4)	$144,080
	5/1/2013	—	—	—	4,750	(5)	$85,548
	5/7/2014	—	—	—	7,400	(7)	$133,274

Rajesh Mehra	11/2/2009	5,000	$14.00	11/1/2019	—		—
	5/1/2011	—	—	—	4,875	(3)	$87,799
	5/2/2012	—	—	—	5,000	(4)	$90,050
	5/1/2013	—	—	—	2,750	(5)	$49,528
	5/7/2014	—	—	—	3,500	(7)	$63,035

David L. Hartley	5/1/2011	—	—	—	3,750	(3)	$67,538
	5/2/2012	—	—	—	3,000	(4)	$54,030
	5/1/2013	—	—	—	1,750	(5)	$31,518
	5/7/2014	—	—	—	3,500	(7)	$63,035

Mark A. McLean	5/1/2011	—	—	—	750	(3)	$13,508
	5/2/2012	—	—	—	2,000	(4)	$36,020
	5/1/2013	—	—	—	1,000	(5)	$18,010
	5/7/2014	—	—	—	1,750	(7)	$31,518

(1)
Options were granted under our 2006 Equity Compensation Plan. The exercise price of each option equals the market price of our stock on the date of grant. The options granted under the 2006 plan vested on the grant anniversary date at the following percentages per year over a period of three years: 25%, 25%, and 50%.

(2)	These columns report the number and market value, respectively, of shares granted under the 2006 Equity Compensation Plan.

(3)
The May 1, 2011 restricted stock award is a time vested award over six years but contains performance-based vesting acceleration provisions. Partial vesting may occur on performance criteria after 2013 through 2015. Any shares not vested earlier by meeting performance criteria will vest at 100% on December 31, 2015.

(4)
The May 2, 2012 restricted stock award is a time vested award over six years but contains performance-based vesting accelerations provisions. Partial vesting may occur on performance criteria after 2014 through 2017. Half of any shares not earned through performance acceleration will vest on December 31, 2017.

(5)
The May 1, 2013 restricted stock award is a time vested award over six years with performance-based vesting acceleration provisions. Partial vesting may occur on performance criteria after 2013 through 2018. Half of any shares not earned through performance acceleration will vest on December 31, 2018.

(6)	Market value is calculated by multiplying the number of shares not vested at December 31, 2014 by the closing price of the Company's stock on that date.

(7)
The May 7, 2014 restricted stock award is a time vested award over five years with performance-based vesting acceleration provisions. Additional information on this award and its vesting provisions is provided under the “components of Executive Compensation: section of this Proxy document.

Option Exercises and Stock Vested
In the table below, we list information on the vesting of stock awards during the year ended December 31, 2014, for each of the named executive officers.

	Option Exercises and Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Gary R. Shook	13,959	$273,368
Jeffrey H. Culver	3,000	$55,350
Rajesh Mehra	1,625	$29,981
David L. Hartley	5,892	$105,459
Mark A. McLean	250	$4,613

(1)
The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting dates of March 7, 2014 ($18.45), May 9, 2014 ($17.75), June 30, 2014 ($20.00) and July 1, 2014 ($20.00).

Equity Compensation Plans
The following table sets forth information as of December 31, 2014, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders:
2006 Equity Compensation Plan	266,206	16.98	180,990
Equity Compensation Plans Not Approved by Shareholders (2)	—	—	—
Total	266,206	16.98	180,990

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Changes in Nonqualified Deferred Compensation
The following table shows the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during 2014:

Name	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals and/or Distributions	Aggregate Balance at Last Fiscal Year End (2)
Gary R. Shook	$83,623	$14,816	—	$442,202
Jeffrey H. Culver	$11,015	$1,483	—	$46,904
Rajesh Mehra	$23,249	$3,725	—	$113,399
David L. Hartley	$19,569	$2,411	—	$77,910
Mark A. McLean	—	—	—	—

(1)	The amounts reflected are also included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
The amounts reflected include amounts that were also included in the “All Other Compensation” column of the “Summary Compensation Table” for the year 2013 in the following amounts: Mr. Shook, $81,575; Mr. Culver, $10,458; Mr. Mehra, $23,002; Mr. Hartley, $18,972, and for the year 2012 in the following amounts: Mr. Shook, $78,897; Mr. Culver, $9,504; Mr. Mehra, $21,942 and Mr. Hartley, $18,011.

Supplemental Discussion of Deferred Compensation
We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of our executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than targeted for all employees. Accordingly, we have adopted several non-qualified deferred compensation plans.

We also provide a Supplemental Executive Retirement Plan (SERP) for Mr. Shook, Mr. Culver, Mr. Mehra, and Mr. Hartley. Under their plans, we credit their accounts under such SERP for an amount equal the participant’s compensation in excess of the Social Security wage base times the employer Social Security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $115,000 (as adjusted under the Internal Revenue Code).

In the event of termination of service, other than due to death, accumulated Company contributions plus earnings will be paid to the participant over a 10 year period. Mr. Shook, Mr. Culver, Mr. Mehra, and Mr. Hartley receive their accrued benefits under the Plan in the event of a pre-retirement death.

Payments Upon Termination or Change in Control
Mr. Shook is entitled to severance payments in connection with certain types of termination of employment under his employment agreement. Under the terms of his employment agreement, if Mr. Shook is terminated without “cause” or resigns for “good reason” (as defined in the agreement), he is entitled to severance payments as follows:

•	300% of his current salary;

•	any bonus or incentive earned but not yet paid for prior years;

•	a prorated amount for bonus or incentive earned in the termination year;

•	continuation, for the time period allowed by COBRA, of group health and dental benefits if he elects COBRA coverage;

•	payment of club membership dues; and

•	continued provision of an automobile and related expense reimbursement for the longer of 36 months or the end of the agreement’s term.

Mr. Mehra, Mr. Culver, and Mr. Hartley are also entitled to severance payments in connection with certain types of termination of employment that are essentially the same as provided for Mr. Shook, with the exception that 200% of current salary is paid to Mr. Culver along with automobile related benefits for a two year period. There are severance payments of 200% of current salary for Mr. Mehra and Mr. Hartley as well but no continued payments for club dues or automobile-related benefits beyond the separation date. Payment of these amounts are subject to the provision of Section 409A of the Internal Revenue Code which may require that disbursement of benefits be postponed for six months from date of termination. In addition, each officer’s compensation related to the change of control and employment termination will be reduced as necessary to avoid any “excess parachute payment” as defined by Section 280G of the Internal Revenue Code. This adjustment is intended to preserve the tax deductibility of these payments by the Company and avoid any related excise taxes under Section 4999 of the Internal Revenue Code.

In addition, severance payments may be paid to Mr. Shook, Mr. Mehra, Mr. Culver, and Mr. Hartley related to a Change of Control. If any executive’s employment is terminated without “cause” or if the executive resigns for “good reason” within one year after a Change of Control, the Company will pay Mr. Shook 300% of his highest cash compensation earned after 2009 and pay Mr. Culver 200% of his highest compensation after 2008. Mr. Mehra, and Mr. Hartley will be paid 200% of their highest cash compensation earned after 2009. Payment of these amounts are subject to the provision of Section 409A of the Internal Revenue Code which may require that disbursement of benefits be postponed for six months from date of termination. In addition, each officer’s compensation related to the change of control and employment termination will be reduced as necessary to avoid any “excess parachute payment” as defined by Section 280G of the Internal Revenue Code. This adjustment is intended to preserve the tax deductibility of these payments by the Company and avoid any related excise taxes under Section 4999 of the Internal Revenue Code.

If Mr. Shook, Mr. Mehra, Mr. Culver, or Mr. Hartley breach any of the covenants in their respective agreements related to the protection of confidential information, non-disclosure, non-competition and non-solicitation, or is terminated “for cause,” they are not entitled to any further compensation.

The following table summarizes the payments to be made under the circumstances described above, assuming the event of termination occurred as of December 31, 2014:

Name	Benefit	No Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason
Gary R. Shook	Post termination 3X base salary	$1,135,149	$1,135,149
	Health care benefits continuation	32,139	32,139
	Club membership continuation	9,594	9,594
	Provided auto continuation	9,757	9,757
	Total	$1,186,639	$1,186,639

Jeffrey H. Culver	Post termination 2X base salary	$530,834	$530,834
	Health care benefits continuation	20,734	20,734
	Club membership continuation	—	—
	Provided auto continuation	7,674	7,674
	Total	$549,239	$549,239

Rajesh Mehra	Post termination 2X base salary	$438,666	$438,666
	Health care benefits continuation	21,426	21,426
	Club membership continuation	—	—
	Provided auto continuation	—	—
	Total	$460,092	$460,092

David L. Hartley	Post termination 2X base salary	$420,834	$420,834
	Health care benefits continuation	21,426	21,426
	Club membership continuation	—	—
	Provided auto continuation	—	—
	Total	$442,260	$442,260

The Company has not entered into any other agreements or arrangements that provide for the payment of severance or similar benefits to Mr. Shook, Mr. Mehra, Mr. Culver, or Mr. Hartley in connection with a termination of employment for any reason and whether or not it is in connection with a change in control.

Certain Relationships and Related Transactions
Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $3.8 million at December 31, 2014, or 3.1% of the Company’s equity capital at that date.   Additionally, unused commitments to extend credit to directors, executive officers and their associates amounted to an additional $1.5 million at December 31, 2014, or 1.2% of the Company’s equity capital at that date.

There are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O - Loans to Executive Officers, Directors and Principal Shareholders of Member Banks - of the banking regulations applicable to us.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed the firm of Yount, Hyde & Barbour, P.C., as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2015. Yount, Hyde & Barbour, P.C., has audited the financial statements of the Company and the Bank for over 30 years. Representatives of Yount, Hyde & Barbour, P.C., are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2015. A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm
Yount, Hyde & Barbour, P.C., audited our consolidated financial statements for the fiscal years ended December 31, 2014 and 2013.  The following information is furnished with respect to fees billed for professional services rendered to us by Yount, Hyde & Barbour, P.C., for the fiscal years ended December 31, 2014 and 2013.

Audit Fees
The aggregate fees billed by Yount, Hyde & Barbour, P.C., for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2014 and 2013, and also for the review of the financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $166,800 for 2014 and $189,850 for 2013.

Audit Related Fees
The aggregate fees billed by Yount, Hyde & Barbour, P.C., for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2014 and December 31, 2013, were $38,996 and $74,710, respectively.  During 2014 and 2013, audit related fees included consultation concerning financial accounting and reporting standards, employee benefit plan audits, HUD audits, agreed upon procedures engagement for the Middleburg Trust Company and the SysTrust information technology audit.

Tax Fees
The aggregate fees billed by Yount, Hyde & Barbour, P.C., for professional services for tax compliance for the fiscal years ended December 31, 2014, and December 31, 2013, were $18,400 and $25,690 respectively.  During 2014 and 2013, these services included preparation of federal and state income tax returns, preparation of trust income tax returns related to the trust preferred entities and consultation regarding tax compliance issues.

All Other Fees
There were no fees billed by Yount, Hyde & Barbour, P.C., for any other services rendered to the Company for the fiscal years ended December 31, 2014 and 2013.

Pre-Approval Policies
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C., were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services.  The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report
The Audit Committee is comprised of five directors, each of whom is independent within the meaning of the listing standards of the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for the establishment and maintenance of the Company’s internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company’s consolidated financial statements, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the Company’s internal controls over financial reporting, expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. Because the Company outsources a portion of its internal audit function, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged to perform internal audit services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2014, were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Yount, Hyde & Barbour, P.C. matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent registered public accounting firm’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

Finally, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has also discussed with Yount, Hyde & Barbour, P.C. its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit Committee, the Audit Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. By recommending that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee
Howard M. Armfield, Chairman
Henry F. Atherton, III
Gary D. LeClair
Mary Leigh McDaniel
Janet A. Neuharth

March 11, 2015

PROPOSALS FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2016 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 111 West Washington Street, Middleburg, Virginia 20117, no later than December 9, 2015, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2016 Annual Meeting of Shareholders on May 4, 2016.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2016 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2016 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2016 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2016 annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of May 4, 2016, for the 2016 Annual Meeting of Shareholders, the Company must receive any notice of nomination or other business no later than March 5, 2016, and no earlier than February 4, 2016.

OTHER MATTERS

THE COMPANY’S 2014 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 (EXCLUDING EXHIBITS), AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT.  A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS 111 WEST WASHINGTON STREET, MIDDLEBURG, VIRGINIA 20117.  THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

MIDDLEBURG FINANCIAL CORPORATION
111 WEST WASHINGTON STREET
P.O. BOX 5
MIDDLEBURG, VA 20117

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Howard M. Armfield	02 Henry F. Atherton, III	03 Joseph L. Boling	04 Childs F. Burden	05 Alexander G. Green, III
06 Gary D. LeClair	07 John C. Lee, IV	08 Keith W. Meurlin	09 Janet A. Neuharth	10 John M. Rust
11 Gary R. Shook	12 Mary Leigh McDaniel			

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. To ratify the appointment of the firm Yount, Hyde & Barbour, P.C., as independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

MIDDLEBURG FINANCIAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jeffrey H. Culver and Tammy P. Frazier as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Middleburg Financial Corporation held of record by the undersigned on March 20, 2015, at the Annual Meeting of Shareholders to be held at the Middleburg Community Center, located at 300 West Washington Street, Middleburg, VA 20117, on May 6, 2015, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Continued and to be signed on reverse side

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